UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 1, 2007 (April 24, 2007)

TERRA NOSTRA RESOURCES CORP.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-49631 (Commission File Number)	86-0875500 (IRS Employer Identification No.)

790 East Colorado Blvd., 9th Floor, Pasedena, CA          91101

(Address of principal executive offices)               (Zip Code)

Registrant’s telephone number, including area code:   (626) 796- 0088

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers

5.02 (b) Departure of Director

On April 25, 2007, Ms. Lily Chen notified the Company that she was resigning from the Board of Directors due to personal reasons and her resignation letter did not reference a disagreement with the Company on any matter relating to the Company’s operations, policies and practices.  The Board of Directors is currently seeking a replacement for Ms. Chen.

Item 8.01 Other Events

On April 24, 2007, the Terra Nostra Resources Corporation (“Terra Nostra” or the “Company”) announced that its 51% Joint Venture Partner, Shandong Quanxin Stainless Steel Co., Ltd. (“SQSS”) has entered into two production contracts with a total value of US$41 million dollars.

Qing Dao Baemyung Metal Co. Ltd. Contract

SQSS entered into a contract with Qing Dao Baemyung Metal Co. Ltd. (“Qing”), a well respected company operating in the Shandong province, providing for SQSS to produce 600 Metric Tons of 304 grade stainless steel billets per month. Qing will further process the billets into various shaped bars and will export the majority of its production to Korea. The annualized value of the contract is approximately US$30 million dollars based on current market prices for stainless steel billets.

Yuyaohongda Stainless Steel Co. Ltd. Contract

SQSS also entered into  a contract with Zhejiang Yuyaohongda Stainless Steel Co. Ltd. (“Zhejiang”) to produce 201 series billets. This contract also provides that SQSS is to futher process the billets into stainless steel strips using SQSS’s strip rolling mill.  Zheijiang will utilize the SQSS produced strip for the stainless steel pipe industry, exporting its product to Japan and Korea, as well as some domestic sales in China. The contract is worth US$11 million annually based on current market prices, with a production of 600 metric tons monthly.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRA NOSTRA RESOURCES CORP.

By:  /s/ Sun Liu James Po

Name:  Sun Liu James Po

Title:    Chief Executive Officer

Date:    May 1, 2007

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